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                                                                    EXHIBIT 23.1


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated April 4, 2000 accompanying the consolidated financial statements included in the Annual Report of Bikers Dream, Inc., dba Ultra Motorcycle Company on Form 10-KSB for the year ended December 31, 1999. We hereby consent to the incorporation by reference of said report in the Registration Statements of Bikers Dream, Inc., dba Ultra Motorcycle Company on Forms S-3/A (#333-90747, dated January 26, 2000), S-3/A (#333-72167, dated
August 25, 1999), S-8 (#333-68971, dated December 15, 1998), S-8 (#333-32639, dated August 1, 1997), S-3/A (#333-17829, dated May 23, 1997) and S-8
(#333-26719, dated May 8, 1997).


/S/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP


Los Angeles, California
April 14, 2000